Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

Effective April 7, 2014, compensation paid to non-employee directors of A. O. Smith Corporation is as follows:

•	An annual cash retainer of $47,500, payable quarterly in advance, and $110,000 paid in A. O. Smith Corporation Common Stock.

•	A fee of $2,500 for each board, committee and annual shareholder meeting attended.

•	A fee of $1,000 for each telephonic board and committee meeting.

•	A new director orientation meeting fee of $2,500.

•	An annual retainer of $5,000 for Audit Committee members and $3,000 for the members of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $15,000 for the chairperson of the Audit Committee and $10,000 for the chairpersons of each of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $20,000 for the presiding director.

The foregoing reflects the following change to previously disclosed compensation for non-employee directors effective April 7, 2014: A. O. Smith Corporation’s Board of Directors, upon recommendation of the Nominating and Governance Committee, increased the stock retainer from $94,000 to $110,000.